EXHIBIT 99.1
4300 Wildwood Parkway
Atlanta, GA 30339
1-888-502-BLUE
www.BlueLinxCo.com

BlueLinx Contacts:
Lynn Wentworth, CFO & Treasurer	Jim Storey, VP Investor Relations
BlueLinx Holdings Inc.	BlueLinx Holdings Inc.
(770) 953-7505	(770) 612-7169
FOR IMMEDIATE RELEASE
BLUELINX ANNOUNCES FIRST-QUARTER RESULTS
— Net Loss of $0.01 Per Share on 30.5% Revenue Decline as Housing-Related Slowdown Continues —
— Gross Margin Rises to 10.8% for Quarter —
ATLANTA — May 4, 2007 — BlueLinx Holdings Inc. (NYSE: BXC), a leading distributor of building products in North America, today reported financial results for the first quarter ended March 31, 2007.
The first-quarter net loss totaled $189,000, or $0.01 per diluted share, compared with net income of $9.8 million, or $0.32 per share, in the year-ago period. Revenues decreased 30.5% to $957.1 million from $1.38 billion for the same period a year ago, reflecting a 36.2% drop in structural product sales and a 21.3% sales decline in specialty products. Approximately two-thirds of the sales decline in structural products resulted from unit volume, which fell 22.6% from a year ago, as demand related to new home construction remained sharply below year-earlier levels, evidenced by a 29.8% drop in new home construction for the quarter. The sales decrease in specialty products was due almost entirely to unit volume, which declined 20.9%. Overall unit volume for the company’s estimated weighted end-use markets fell 18.1% from the prior year.
Gross profit for the first quarter totaled $103.8 million, down 20.2% from $130 million in the prior-year period, reflecting lower unit volume associated with the housing starts decline. This decline was offset in part by an increase in gross margin. Gross margin increased 140 basis points to 10.8% from 9.4% a year earlier, due to structural product gross margin improvements achieved as wood-based structural product prices generally stabilized during the quarter after deteriorating sharply throughout much of 2006. First-quarter structural product gross margin of 8.7% improved 180 basis points from the year-ago period and 170 basis points from the previous quarter. Specialty product gross margin of 13.9% remained unchanged from a year ago and was up 10 basis points from the fourth quarter.
Total operating expenses of $93.9 million decreased $8.4 million, or 8.3%, from the same period a year ago, primarily reflecting decreases in variable compensation and lower payroll costs related to headcount reductions implemented in the third quarter of 2006. The operating expense decrease was partially offset by additional operating expense related to Austin Hardwoods, which was acquired last August, and expenses associated with investments in the business, including the implementation of a sales process and productivity improvement program designed to enhance market share and profitability. Operating income for the quarter totaled $9.9 million, compared with $27.6 million a year ago.

BlueLinx Q1’07 Press Release	Page 2 of 6
May 4, 2007
“We continued to operate in a challenging business environment during the first quarter,” said Stephen Macadam, chief executive officer. “The ongoing cyclical decline in housing starts and lower wood-based structural product prices, the key grades of which ended the quarter approximately 26% below year-earlier levels, combined to make the first quarter a continuation of one of the weakest business environments our industry has experienced in many years.
“We faced these challenges by tightly managing costs while continuing to focus on the strategies that will facilitate our long-term growth as a leading distributor of specialty building products,” Macadam said. “We continued to provide quality service to our customers. We focused on expanding our specialty product business. We also continued to invest in processes and infrastructure to drive long-term profitability and market-share growth.
“As we move forward in 2007, we remain confident in our ability to execute our long-term strategy in this challenging environment,” Macadam said. “We currently do not see any signs of significant recovery in our housing-related business, but neither do we see signs of significant further deterioration. Our overall end-use markets appear generally weak, but stable. Wood-based structural product prices are showing some stability, but remain near their manufacturing costs and sharply below year-ago levels. We do not expect wood-based structural product prices to show any sustained recovery until demand returns with the recovery of the home construction sector.
“We continue to believe the longer-term fundamentals for household creation remain favorable for our business,” Macadam said. “We are proceeding in the current environment by focusing on improved margin performance and diligent cost and working capital management as we continue to execute on our long-term objectives.”
Dividend
On May 3, 2007 the BlueLinx Board of Directors declared a $0.125 dividend on the company’s common shares for the quarter ended March 31, 2007. The dividend is payable on June 29, 2007, to shareholders of record on June 15, 2007.
Conference Call
BlueLinx will host a conference call today at 10:00 a.m. Eastern Time, accompanied by a supporting slide presentation. Investors may listen to the conference call and download the presentation by going to the Investor Relations page of the BlueLinx Web site at www.BlueLinxCo.com. Investors also can access a recording of the conference call for one week by calling (706)645-9291, Conference ID# 6257933. The recording will be available two hours after the conference call has concluded. Investors also can access a recording of this call on the BlueLinx Web site where a replay of the Webcast will be available for 90 days.
Use of Non-GAAP Measures
BlueLinx reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). The company also believes that presentation of certain non-GAAP measures, i.e., results excluding certain charges, provides useful information for the understanding of its ongoing operations and enables investors to focus on period-over-period operating performance, without the impact of significant special items, and thereby enhances the user’s overall understanding of the company’s current financial performance relative to past performance and provides a better baseline for modeling future earnings expectations. Non-GAAP measures are reconciled in the financial tables accompanying this news release. The company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the company’s reported GAAP results.
About BlueLinx Holdings Inc.
Headquartered in Atlanta, Georgia, BlueLinx Holdings Inc., operating through its wholly owned subsidiary BlueLinx Corporation, is a leading distributor of building products in North America. Employing more than 3,300 people, BlueLinx offers greater than 10,000 products from over 750 suppliers to service approximately 11,500 customers nationwide, including dealers, industrial manufacturers, manufactured housing producers and

BlueLinx Q1’07 Press Release	Page 3 of 6
May 4, 2007
home improvement retailers. The company operates its distribution business from sales centers in Atlanta and Denver, and its network of more than 70 warehouses. BlueLinx, which is on the Fortune 500 list of the nation’s largest companies, is traded on the New York Stock Exchange under the symbol BXC. Additional information about BlueLinx can be found on its Web site at www.BlueLinxCo.com.
Forward-looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All of these forward-looking statements are based on estimates and assumptions made by our management that, although believed by BlueLinx to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of its control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements. These risks and uncertainties may include, among other things: changes in the supply and/or demand for products that we distribute, especially as a result of conditions in the residential housing market; general economic and business conditions in the United States; the activities of competitors; changes in significant operating expenses; changes in the availability of capital; the ability to identify acquisition opportunities and effectively and cost-efficiently integrate acquisitions; adverse weather patterns or conditions; acts of war or terrorist activities; variations in the performance of the financial markets; and other factors described in the “Risk Factors” section in the company’s Annual Report on Form 10-K for the year ended December 30, 2006, and in its periodic reports filed with the Securities and Exchange Commission from time to time. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. BlueLinx undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.
- Tables to Follow -

BlueLinx Q1’07 Press Release	Page 4 of 6
May 4, 2007
BlueLinx Holdings Inc.
Statements of Operations
in thousands, except per share data

	Quarters Ended
	March 31,	Apri1 1,
	2007	2006
	(unaudited)	(unaudited)
Net sales	$957,114	$1,376,606
Cost of sales	853,359	1,246,654

Gross profit	103,755	129,952

Operating expenses:
Selling, general, and administrative	88,468	97,267
Depreciation and amortization	5,400	5,043

Total operating expenses	93,868	102,310

Operating income	9,887	27,642
Non-operating expenses:
Interest expense	10,606	11,197
Other (income) expense, net	(383)	81

Income (loss) before provision for (benefit from) income taxes	(336)	16,364
Provision for (benefit from) income taxes	(147)	6,569

Net income (loss)	(189)	9,795

Basic weighted average number of common shares outstanding	30,800	30,417

Basic net income (loss) per share applicable to common stock	$(0.01)	$0.32

Diluted weighted average number of common shares outstanding	30,800	30,713

Diluted net income (loss) per share applicable to common stock	$(0.01)	$0.32

Dividends declared per share of common stock	$0.125	$0.125

BlueLinx Q1’07 Press Release	Page 5 of 6
May 4, 2007
BlueLinx Holdings Inc.
Balance Sheets
in thousands

	March 31,	December 30,
	2007	2006
	(unaudited)
Assets:
Current assets:
Cash	$20,262	$27,042
Receivables	377,695	307,543
Inventories	465,550	410,686
Deferred income taxes	8,785	9,024
Other current assets	43,908	44,948

Total current assets	916,200	799,243

Property, plant, and equipment:
Land and land improvements	57,483	56,985
Buildings	95,814	95,814
Machinery and equipment	64,404	61,955
Construction in progress	3,949	2,025

Property, plant, and equipment, at cost	221,650	216,779
Accumulated depreciation	(42,304)	(38,530)

Property, plant, and equipment, net	179,346	178,249
Other non-current assets	26,334	26,870

Total assets	1,121,880	1,004,362

Liabilities :
Current liabilities:
Accounts payable	$233,941	$195,815
Bank overdrafts	50,603	50,241
Accrued compensation	9,498	8,574
Current maturities of long-term debt	88,281	9,743
Other current liabilities	16,135	14,633

Total current liabilities	398,458	279,006

Noncurrent liabilities:
Long-term debt	522,719	522,719
Deferred income taxes	1,513	1,101
Other long-term liabilities	13,048	12,137

Total liabilities	935,738	814,963

Shareholders’ Equity:
Common stock	312	309
Additional paid in capital	139,224	138,066
Accumulated other comprehensive income	59	412
Retained earnings	46,547	50,612

Total shareholders’ equity	186,142	189,399

Total liabilities and equity	$1,121,880	$1,004,362

BlueLinx Q1’07 Press Release	Page 6 of 6
May 4, 2007
BlueLinx Holdings Inc.
Statements of Cash Flows
in thousands

	Quarters Ended
	March 31,	April 1,
	2007	2006
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income (loss)	$(189)	$9,795
Adjustments to reconcile net income (loss) to cash provided by (used in) operations:
Depreciation and amortization	5,400	5,043
Amortization of debt issue costs	606	765
Deferred income tax provision (benefit)	198	(753)
Share-based compensation	874	562
Excess tax benefits from share-based compensation arrangements	(60)	(862)
Changes in assets and liabilities:
Receivables	(70,152)	(81,373)
Inventories	(54,864)	(28,084)
Accounts payable	38,126	25,898
Changes in other working capital	3,526	904
Other	(472)	1,704

Net cash used in operating activities	(77,007)	(66,401)

Cash flows from investing activities:
Property, plant, and equipment investments	(6,092)	(658)
Proceeds from sale of assets	879	135

Net cash used in investing activities	(5,213)	(523)

Cash flows from financing activities:
Proceeds from stock options exercised	323	1,479
Excess tax benefits from share-based compensation arrangements	60	862
Net increase in revolving credit facility	78,538	84,919
Debt financing costs	—	(569)
Increase (decrease) in bank overdrafts	362	(12,822)
Common dividends paid	(3,876)	(3,831)
Other	33	—

Net cash provided by financing activities	75,440	70,038

Increase (decrease) in cash	(6,780)	3,114
Balance, beginning of period	27,042	24,320

Balance, end of period	$20,262	$27,434

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